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                                                                    EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                               BIONOVA U.S. INC.

  Bionova U.S. Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

  FIRST: That the Board of Directors of the Corporation, by written consents in lieu of special meeting dated September 25, 1996, adopted resolutions proposing and declaring advisable these amendments to the Certificate of Incorporation of the Corporation set forth in ARTICLES FOURTH and FIFTH below, and calling for the submission of said amendments to the sole stockholder of the Corporation for its consideration.

  SECOND: That the sole stockholder of the Corporation, by written consents in lieu of a special meeting dated September 25, 1996, consented to and adopted these amendments.

  THIRD: That these amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

  FOURTH: That ARTICLE I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

    "The name of the Corporation is DNAP Holding Corporation."

  FIFTH: That ARTICLE IV, Section I, of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

    "Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Five Million Five Thousand (25,005,000) shares, consisting of (1) Twenty-Five Million (25,000,000) shares of Common Stock, par value One Cent ($.01) per share ("Common Stock"), and (2) Five Thousand (5,000) shares of Preferred Stock, par value One Cent ($.01) per share ("Preferred Stock")."

  IN WITNESS WHEREOF, this Certificate has been signed on behalf of the Corporation by its Chief Executive Officer on this 25th day of September, 1996.

                                          BIONOVA U.S. INC.

                                          By:   /s/ CARLOS HERRERA
                                            -----------------------------------
                                            Carlos Herrera,
                                            Chief Executive Officer